Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Continental Resources, Inc. regarding (i) the references to our firm in the form and context in which they appear in Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-132257) and the related prospectus that is a part thereof; (ii) the use in such Registration Statement on Form S-1 and prospectus of information contained in our report setting forth the estimates of revenues from Continental Resources, Inc.’s oil and gas reserves as of December 31, 2005; and (iii) the reference to this firm under heading “EXPERTS” in such Registration Statement on Form S-1 and prospectus.

Very truly yours,

/s/ Ryder Scott Company, L.P

Ryder Scott Company, L.P.

Denver, Colorado

August 8, 2007